Exhibit 99.1

TIME WARNER INC. REPORTS THIRD-QUARTER 2016 RESULTS

Third-Quarter Highlights

•	Revenues increased 9% to $7.2 billion

•	Operating Income grew 10% to $2.0 billion and Adjusted Operating Income grew 12% to $2.1 billion

•	EPS grew 48% to $1.87 and Adjusted EPS grew 46% to $1.83

•	Cash Provided by Operations from Continuing Operations and Free Cash Flow totaled $3.5 billion and $3.3 billion, respectively, year-to-date, up 18% and 15%, respectively

•	Repurchased 31 million shares for $2.3 billion year-to-date through October 21, 2016

NEW YORK, November 2, 2016 – Time Warner Inc. (NYSE:TWX) today reported financial results for its third quarter ended September 30, 2016.

Chairman and Chief Executive Officer Jeff Bewkes said: “We had a strong third quarter, which keeps us on track to exceed our original 2016 outlook and underscores our leadership in creating and distributing the very best content. In television, HBO took home more Primetime Emmy Awards than any other network for the 15th consecutive year and Time Warner’s divisions won a total of 40 Emmys, more than any other company. CNN’s standout election coverage made it the #1 news network in primetime among adults 18-49 for the fourth consecutive quarter and Turner’s momentum doesn’t stop there. Year-to-date, TBS, TNT and Adult Swim are three of the top five ad-supported cable networks in primetime among adults 18-49. In film, Warner Bros. had a strong quarter led by Suicide Squad and has the #1 release of the fall in Sully, while anticipation is off the charts for J.K. Rowling’s Fantastic Beasts and Where to Find Them, which hits the big screen on November 18.”

Mr. Bewkes continued: “The agreement we announced on October 22 to be acquired by AT&T Inc. represents a great outcome for our shareholders and an excellent opportunity to drive long-term value well into the future. Combining with AT&T is the natural next step in the evolution of our business and allows us to significantly accelerate our most important strategies.”

Company Results

Revenues grew 9% to $7.2 billion, Operating Income increased 10% to $2.0 billion and Adjusted Operating Income increased 12% to $2.1 billion due to increases at all operating divisions and lower intercompany eliminations. Revenues included the unfavorable impact of foreign exchange rates of approximately $55 million in the quarter.

The Company posted Diluted Income per Common Share from Continuing Operations (“EPS”) of $1.87 compared to $1.26 for the prior year quarter. Adjusted Diluted Income per Common Share from Continuing Operations (“Adjusted EPS”) was $1.83 versus $1.25 for the prior year quarter. EPS and Adjusted EPS included a net tax benefit of $0.28 related to an Internal Revenue Service (“IRS”)-approved tax accounting method change.

For the first nine months of 2016, Cash Provided by Operations from Continuing Operations reached $3.5 billion and Free Cash Flow totaled $3.3 billion.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Stock Repurchase Program Update

From January 1, 2016 through October 21, 2016, the Company repurchased approximately 31 million shares of common stock for approximately $2.3 billion. These amounts reflect the purchase of approximately 8 million shares of common stock for approximately $660 million since the amounts reported in the Company’s second quarter earnings release on August 3, 2016.

Segment Performance

The schedule below reflects Time Warner’s financial performance for the three and nine months ended September 30, by line of business (millions).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues:
Turner	$2,610	$2,398	$8,526	$7,935
Home Box Office	1,426	1,367	4,399	4,203
Warner Bros.	3,402	3,190	9,169	9,687
Intersegment eliminations	(271)	(391)	(667)	(786)

Total Revenues	$7,167	$6,564	$21,427	$21,039

Operating Income (Loss) (a):
Turner	$1,162	$1,072	$3,531	$3,310
Home Box Office	530	519	1,488	1,485
Warner Bros.	428	385	1,160	1,050
Corporate	(95)	(64)	(330)	(257)
Intersegment eliminations	(11)	(78)	7	(109)

Total Operating Income	$2,014	$1,834	$5,856	$5,479

Adjusted Operating Income (Loss) (a):
Turner	$1,203	$1,071	$3,575	$3,329
Home Box Office	530	519	1,497	1,485
Warner Bros.	433	388	1,076	1,062
Corporate	(85)	(58)	(313)	(249)
Intersegment eliminations	(11)	(78)	7	(109)

Total Adjusted Operating Income	$2,070	$1,842	$5,842	$5,518

Depreciation and Amortization:
Turner	$52	$51	$156	$155
Home Box Office	21	22	66	68
Warner Bros.	86	88	261	262
Corporate	7	6	19	16

Total Depreciation and Amortization	$166	$167	$502	$501

(a)	Operating Income (Loss) and Adjusted Operating Income (Loss) for the three and nine months ended September 30, 2016 and 2015 included restructuring and severance costs of (millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Turner	$(8)	$(5)	$(15)	$(23)
Home Box Office	—	—	(41)	(5)
Warner Bros.	(1)	(1)	(6)	(3)
Corporate	(2)	(3)	(2)	—

Total Restructuring and Severance Costs	$(11)	$(9)	$(64)	$(31)

Presented below is a discussion of the performance of Time Warner’s segments for the third quarter of 2016. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

TURNER

Revenues increased 9% ($212 million) to $2.6 billion, due to increases of 12% ($163 million) in Subscription revenues, 33% ($33 million) in Content and other revenues, and 2% ($16 million) in Advertising revenues. Subscription revenues increased due to higher domestic rates and growth at Turner’s international networks, partially offset by the impact of lower domestic subscribers and foreign exchange rates. Advertising revenues benefited from growth at Turner’s domestic news business, partially offset by lower delivery at certain domestic entertainment networks. International advertising was essentially flat with local currency growth offset by the impact of foreign exchange rates. Content and other revenues increased due to higher international licensing revenues.

Operating Income increased 8% ($90 million) to $1.2 billion. The growth in revenues more than offset higher expenses, including programming costs, which grew 5% primarily due to increases at Turner’s news business related to its coverage of the 2016 U.S. Presidential Election.

Adjusted Operating Income increased 12% ($132 million) to $1.2 billion. Adjusted Operating Income for the current year quarter excludes a $25 million asset impairment.

In September, Turner received 10 Primetime Emmy Awards and CNN received four News & Documentary Emmy Awards. CNN’s coverage of the second U.S. Presidential debate was its most watched general election debate ever and it was the #1 cable network in total viewers and among adults 25-54. Last week, viewership of TNT’s NBA Opening Night doubleheader increased 8%. Year-to-date through the third quarter, Turner had three of the top five ad-supported cable networks in primetime among adults 18-49 with TBS, TNT and Adult Swim ranking #1, #4 and #5, respectively. During the third quarter of 2016, Adult Swim was the #1 ad-supported cable network in primetime and total day among adults 18-34. CNN was also the #1 news network among adults 18-49 in primetime for the fourth consecutive quarter, had its most-watched quarter in eight years among total viewers and adults 25-54, and was the #1 digital news destination in mobile and multiplatform unique visitors and in video starts.

HOME BOX OFFICE

Revenues increased 4% ($59 million) to $1.4 billion, due to an increase of 5% ($62 million) in Subscription revenues, partially offset by a decline of 2% ($3 million) in Content and other revenues. Subscription revenues increased due to higher domestic rates and international growth. The decrease in Content and other revenues was due to lower domestic licensing revenues, partially offset by higher international licensing revenues.

Operating Income and Adjusted Operating Income both increased 2% ($11 million) to $530 million, as the growth in revenues more than offset higher expenses. Programming costs grew 15% reflecting higher acquired theatrical programming expenses due to the timing of availabilities and increased expenses for original series.

In September, HBO received 22 Primetime Emmy Awards, the most of any network for the 15th consecutive year, including Outstanding Drama Series for Game of Thrones, Outstanding Comedy Series for Veep and Outstanding Variety Talk Series for Last Week Tonight with John Oliver. Game of Thrones received 12 awards and is now the most awarded scripted show ever with a cumulative 38 Primetime Emmy Awards. The premiere episode of Westworld has totaled more than 13 million viewers, putting it ahead of the premieres of True Detective and Game of Thrones after a similar period of time. HBO and Cinemax recently launched on Sony’s PlayStation Vue and HBO NOW recently launched on Sony’s PlayStation platforms.

WARNER BROS.

Revenues increased 7% ($212 million) to $3.4 billion, primarily due to higher theatrical revenues partially offset by lower videogames revenues. Theatrical revenues increased due to the box office releases of Suicide Squad, The Legend of Tarzan, Sully and Lights Out. Videogames revenues declined due to the comparison to the launch of LEGO Dimensions and carryover revenues from Mortal Kombat X in the prior year quarter.

Operating Income increased 11% ($43 million) to $428 million, due to the increase in revenues, partially offset by higher costs of revenues associated with the mix of film releases.

Adjusted Operating Income increased 12% ($45 million) to $433 million.

In September, Warner Bros. received eight Primetime Emmy Awards. For the 2016-2017 television season, Warner Bros. is producing 33 shows across the broadcast networks, including, season-to-date among adults 18-49, the #1 show, The Big Bang Theory and the #1 unscripted series, The Voice. Through October 31, Suicide Squad grossed nearly $750 million at the global box office.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

Third-Quarter Results

For the three months ended September 30, 2016, the Company had Income from Continuing Operations attributable to Time Warner Inc. shareholders of $1.5 billion and EPS of $1.87. This compares to Income from Continuing Operations attributable to Time Warner Inc. shareholders for the third quarter of 2015 of $1.0 billion and EPS of $1.26. The increase in EPS primarily reflects the increase in Operating Income, a lower effective tax rate primarily due to the benefit from an IRS-approved tax accounting method change and fewer shares outstanding.

Adjusted EPS was $1.83 for the three months ended September 30, 2016, compared to $1.25 for last year’s third quarter.

For the third quarters of 2016 and 2015, the Company had Net Income attributable to Time Warner Inc. shareholders of $1.5 billion and $1.0 billion, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS, among other measures, to evaluate the performance of its businesses. These measures are considered important indicators of the operational strength of the Company’s businesses. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015, related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues.

Beginning with periods ending on or after October 1, 2016, Adjusted Operating Income (Loss) will be defined as Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; costs related to the pending acquisition by AT&T Inc. (including retention, restructuring and severance costs associated with the transaction); external costs related to mergers, acquisitions or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively.

Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities (including extinguishments of debt) and investments, in each case including associated costs of the transaction; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments. Adjusted EPS is considered an important indicator of the operational strength of the Company’s businesses as this measure eliminates amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies.

Beginning with periods ending on or after October 1, 2016, Adjusted EPS will be Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities (including extinguishments of debt) and investments, in each case including associated costs of the transaction; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; costs related to the pending acquisition by AT&T Inc. (including retention, restructuring and severance costs associated with the transaction); external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments.

Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate the performance and liquidity of its businesses and considers Free Cash Flow when making decisions regarding strategic investments, dividends and share repurchases. The Company believes Free Cash Flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Diluted Income per Common Share from Continuing Operations and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks and film and TV entertainment, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide on a multi-platform basis.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses, including the pending merger with AT&T Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information and Where to Find It

In connection with the proposed transaction, AT&T will file with the SEC a registration statement that includes a preliminary prospectus regarding the transaction and Time Warner will file with the SEC a proxy statement with respect to a special meeting of Time Warner’s stockholders to approve the transaction. The definitive proxy statement/prospectus will be mailed to the security holders of Time Warner. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TIME WARNER, AT&T AND THE TRANSACTION.

Investors and security holders will be able to obtain these materials, when they are available, and other relevant documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by Time Warner will be made available free of charge on Time Warner’s investor relations website. Copies of documents filed with the SEC by AT&T will be made available free of charge on AT&T’s investor relations website.

Certain Information Regarding Participants

Time Warner, AT&T and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Time Warner’s directors and executive officers is available in Time Warner’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 25, 2016, and in its proxy statement for the 2016 Annual Meeting which was filed with the SEC on April 29, 2016. To the extent holdings of Time Warner securities have changed since the amounts printed in the proxy statement for the 2016 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding AT&T’s directors and executive officers is available in AT&T’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 18, 2016 and in its proxy statement for the 2016 Annual Meeting which was filed with the SEC on March 11, 2016. To the extent holdings of AT&T’s securities have changed since the amounts printed in the proxy statement for the 2016 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the registration statement and proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. These documents will be available free of charge from the sources indicated above.

INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL

Time Warner Inc. issued a separate release today regarding its 2016 full-year business outlook.

The Company’s conference call can be heard live at 8:30 am ET on Wednesday, November 2, 2016. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Jessica Holscott (212) 484-6720
Michael Senno (212) 484-8950

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	September 30, 2016	December 31, 2015
ASSETS
Current assets
Cash and equivalents	$2,308	$2,155
Receivables, less allowances of $772 and $1,055	8,031	7,411
Inventories	1,915	1,753
Prepaid expenses and other current assets	1,010	1,194

Total current assets	13,264	12,513
Noncurrent inventories and theatrical film and television production costs	8,196	7,600
Investments, including available-for-sale securities	3,271	2,617
Property, plant and equipment, net	2,482	2,596
Intangible assets subject to amortization, net	809	949
Intangible assets not subject to amortization	7,005	7,029
Goodwill	27,694	27,689
Other assets	3,043	2,855

Total assets	$65,764	$63,848

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$6,907	$7,188
Deferred revenue	580	616
Debt due within one year	52	198

Total current liabilities	7,539	8,002
Long-term debt	24,419	23,594
Deferred income taxes	2,603	2,454
Deferred revenue	436	352
Other noncurrent liabilities	6,459	5,798
Redeemable noncontrolling interest	29	29
Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 772 million and 795 million shares outstanding	17	17
Additional paid-in capital	147,032	148,041
Treasury stock, at cost (879 million and 857 million shares)	(47,409)	(45,612)
Accumulated other comprehensive loss, net	(1,614)	(1,446)
Accumulated deficit	(73,748)	(77,381)

Total Time Warner Inc. shareholders’ equity	24,278	23,619
Noncontrolling interest	1	—

Total equity	24,279	23,619

Total liabilities and equity	$65,764	$63,848

See accompanying notes.

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited; millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues	$7,167	$6,564	$21,427	$21,039
Costs of revenues	(3,873)	(3,526)	(11,718)	(11,802)
Selling, general and administrative	(1,179)	(1,143)	(3,688)	(3,580)
Amortization of intangible assets	(48)	(47)	(143)	(138)
Restructuring and severance costs	(11)	(9)	(64)	(31)
Asset impairments	(30)	(7)	(35)	(8)
Gain (loss) on operating assets, net	(12)	2	77	(1)

Operating income	2,014	1,834	5,856	5,479
Interest expense, net	(298)	(294)	(874)	(874)
Other loss, net	(27)	(54)	(198)	(296)

Income from continuing operations before income taxes	1,689	1,486	4,784	4,309
Income tax provision	(217)	(452)	(1,187)	(1,371)

Income from continuing operations	1,472	1,034	3,597	2,938
Discontinued operations, net of tax	(5)	—	35	37

Net income	1,467	1,034	3,632	2,975
Less Net loss attributable to noncontrolling interests	—	1	1	1

Net income attributable to Time Warner Inc. shareholders	$1,467	$1,035	$3,633	$2,976

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$1,472	$1,035	$3,598	$2,939
Discontinued operations, net of tax	(5)	—	35	37

Net income	$1,467	$1,035	$3,633	$2,976

Per share information attributable to Time Warner Inc. common shareholders:
Basic income per common share from continuing operations	$1.89	$1.27	$4.58	$3.57
Discontinued operations	—	—	0.04	0.05

Basic net income per common share	$1.89	$1.27	$4.62	$3.62

Average basic common shares outstanding	776.2	810.2	783.8	820.4

Diluted income per common share from continuing operations	$1.87	$1.26	$4.53	$3.52
Discontinued operations	(0.01)	—	0.04	0.04

Diluted net income per common share	$1.86	$1.26	$4.57	$3.56

Average diluted common shares outstanding	787.5	824.1	795.1	835.5

Cash dividends declared per share of common stock	$0.4025	$0.3500	$1.2075	$1.0500

See accompanying notes.

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Nine Months Ended September 30,

(Unaudited; millions)

	2016	2015
OPERATIONS
Net income	$3,632	$2,975
Less Discontinued operations, net of tax	(35)	(37)

Net income from continuing operations	3,597	2,938
Adjustments for noncash and nonoperating items:
Depreciation and amortization	502	501
Amortization of film and television costs	5,884	5,739
Asset impairments	35	8
(Gain) loss on investments and other assets, net	(75)	71
Equity in losses of investee companies, net of cash distributions	293	160
Equity-based compensation	201	154
Deferred income taxes	267	(176)
Changes in operating assets and liabilities, net of acquisitions	(7,160)	(6,394)

Cash provided by operations from continuing operations	3,544	3,001
Cash used by operations from discontinued operations	(10)	(4)

Cash provided by operations	3,534	2,997

INVESTING ACTIVITIES
Investments in available-for-sale securities	(7)	(41)
Investments and acquisitions, net of cash acquired	(975)	(344)
Capital expenditures	(270)	(250)
Investment proceeds from available-for-sale securities	1	1
Other investment proceeds	252	133

Cash used by investing activities	(999)	(501)

FINANCING ACTIVITIES
Borrowings	942	2,877
Debt repayments	(304)	(2,341)
Proceeds from exercise of stock options	127	148
Excess tax benefit from equity instruments	59	141
Principal payments on capital leases	(11)	(8)
Repurchases of common stock	(2,119)	(3,030)
Dividends paid	(954)	(869)
Other financing activities	(122)	(258)

Cash used by financing activities	(2,382)	(3,340)

INCREASE IN CASH AND EQUIVALENTS	153	(844)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	2,155	2,618

CASH AND EQUIVALENTS AT END OF PERIOD	$2,308	$1,774

See accompanying notes.

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include television networks and film and TV entertainment. Time Warner classifies its operations into three reportable segments: Turner: consisting principally of cable networks and digital media properties; Home Box Office: consisting principally of premium pay television and over-the-top (“OTT”) services domestically and premium pay, basic tier television and OTT services internationally; and Warner Bros.: consisting principally of television, feature film, home video and videogame production and distribution.

On October 22, 2016, the Company entered into an Agreement and Plan of Merger with AT&T Inc. (“AT&T”) and West Merger Sub, Inc. pursuant to which the Company will be acquired by AT&T for $107.50 per share, with 50% to be paid in cash and 50% in AT&T stock. The merger is subject to Time Warner shareholder approval, regulatory approvals and customary closing conditions. The merger is expected to close by the end of 2017.

Note 2. INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Intersegment Revenues
Turner	$25	$23	$79	$81
Home Box Office	(3)	4	2	22
Warner Bros.	249	364	586	683

Total intersegment revenues	$271	$391	$667	$786

Note 3. WARNER BROS. HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Home video and electronic delivery of theatrical product revenues	$368	$355	$910	$1,185
Home video and electronic delivery of television product revenues	134	143	313	341

Note 4. SUMMARY OF DISCONTINUED OPERATIONS

For the three months ended September 30, 2016, Discontinued operations, net of tax was expense of $5 million ($0.01 of diluted loss from discontinued operations per common share) related to pension settlement charges related to businesses the Company previously disposed of. For the nine months ended September 30, 2016, Discontinued operations, net of tax was income of $35 million ($0.04 of diluted income from discontinued operations per common share), which also included the recognition of additional tax benefits associated with certain foreign tax attributes of Warner Music Group (“WMG”), which the Company disposed of in 2004.

For the nine months ended September 30, 2015, Discontinued operations, net of tax was income of $37 million ($0.04 of diluted income from discontinued operations per common share), primarily related to the final resolution of a tax indemnification obligation associated with the disposition of WMG.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended September 30, 2016(a)

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$1,203	$(25)	$(13)	$—	$(3)	$1,162
Home Box Office	530	—	—	—	—	530
Warner Bros.	433	(5)	1	—	(1)	428
Corporate	(85)	—	—	—	(10)	(95)
Intersegment eliminations	(11)	—	—	—	—	(11)

Time Warner	$2,070	$(30)	$(12)	$—	$(14)	$2,014

Margin(b)	28.9%	(0.4)%	(0.2)%	—%	(0.2)%	28.1%

Three Months Ended September 30, 2015(a)

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$1,071	$(1)	$2	$—	$—	$1,072
Home Box Office	519	—	—	—	—	519
Warner Bros.	388	(1)	—	—	(2)	385
Corporate	(58)	(5)	—	—	(1)	(64)
Intersegment eliminations	(78)	—	—	—	—	(78)

Time Warner	$1,842	$(7)	$2	$—	$(3)	$1,834

Margin(b)	28.1%	(0.1)%	—%	—%	(0.1)%	27.9%

Please see below for additional information on items affecting comparability.

(a)	Descriptions of the adjustments presented in the table follow the reconciliations of Adjusted EPS to Diluted Income per Common Share from Continuing Operations.
(b)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Nine Months Ended September 30, 2016(a)

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$3,575	$(25)	$(15)	$—	$(4)	$3,531
Home Box Office	1,497	—	—	—	(9)	1,488
Warner Bros.	1,076	(6)	92	—	(2)	1,160
Corporate	(313)	(4)	—	—	(13)	(330)
Intersegment eliminations	7	—	—	—	—	7

Time Warner	$5,842	$(35)	$77	$—	$(28)	$5,856

Margin(b)	27.3%	(0.2)%	0.4%	—%	(0.2)%	27.3%

Nine Months Ended September 30, 2015(a)

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$3,329	$(1)	$—	$(17)	$(1)	$3,310
Home Box Office	1,485	—	—	—	—	1,485
Warner Bros.	1,062	(1)	(1)	(5)	(5)	1,050
Corporate	(249)	(6)	—	—	(2)	(257)
Intersegment eliminations	(109)	—	—	—	—	(109)

Time Warner	$5,518	$(8)	$(1)	$(22)	$(8)	$5,479

Margin(b)	26.2%	—%	—%	(0.1)%	(0.1)%	26.0%

Please see below for additional information on items affecting comparability.

(a)	Descriptions of the adjustments presented in the table follow the reconciliations of Adjusted EPS to Diluted Income per Common Share from Continuing Operations.
(b)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliation of

Adjusted EPS to Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc.

common shareholders

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Asset impairments	$(30)	$(7)	$(35)	$(8)
Gain (loss) on operating assets, net	(12)	2	77	(1)
Venezuelan foreign currency loss	—	—	—	(22)
Other	(14)	(3)	(28)	(8)

Impact on Operating Income	(56)	(8)	14	(39)
Investment gains (losses), net	57	15	93	(70)
Amounts related to the separation of Time Warner Cable Inc.	—	(4)	—	(8)
Amounts related to the disposition of Warner Music Group	(3)	—	(4)	—
Amounts related to the separation of Time Inc.	(5)	(2)	(13)	(7)
Premiums paid and costs incurred on debt redemption	—	(21)	—	(72)
Items affecting comparability relating to equity method investments	1	17	(139)	(4)

Pretax impact	(6)	(3)	(49)	(200)
Income tax impact of above items	35	9	(18)	55

Impact of items affecting comparability on income from continuing operations	$29	$6	$(67)	$(145)

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$1,472	$1,035	$3,598	$2,939
Less Impact of items affecting comparability on income from continuing operations	29	6	(67)	(145)

Adjusted income from continuing operations	$1,443	$1,029	$3,665	$3,084

Per share information attributable to Time Warner Inc. common shareholders:
Diluted income per common share from continuing operations	$1.87	$1.26	$4.53	$3.52
Less Impact of items affecting comparability on diluted income per common share from continuing operations	0.04	0.01	(0.08)	(0.17)

Adjusted EPS	$1.83	$1.25	$4.61	$3.69

Average diluted common shares outstanding	787.5	824.1	795.1	835.5

Asset Impairments

During the three and nine months ended September 30, 2016, the Company recognized asset impairments of $30 million and $35 million, respectively, which consisted of $25 million at Turner for both periods relating to an international broadcast license, $5 million and $6 million, respectively, at Warner Bros. relating to certain internally developed software and, for the nine months ended September 30, 2016, $4 million at Corporate relating to miscellaneous assets. During the three and nine months ended September 30, 2015, the Company recognized asset impairments of $7 million and $8 million, respectively, which consisted of $5 million and $6 million, respectively, at Corporate primarily related to certain internally developed software, and $1 million for both the three and nine months ended September 30, 2015 at both the Turner and Warner Bros. segments relating to miscellaneous assets.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Gain (Loss) on Operating Assets, Net

For the three months ended September 30, 2016, the Company recognized $12 million of loss on operating assets, primarily relating to the pending disposition of a business at the Turner segment. For the nine months ended September 30, 2016, the Company recognized $77 million of net gain on operating assets, consisting of $92 million of gains at the Warner Bros. segment, principally relating to the gain on the sale of Flixster’s net assets to Fandango Media, LLC, a subsidiary of NBCUniversal Media LLC, and $15 million of losses at the Turner segment, principally relating to the pending disposition of a business. For the three and nine months ended September 30, 2015, the Company recognized $2 million of net gains on operating assets at the Turner segment, reflecting a $3 million gain upon its acquisition of the controlling interest of iStreamPlanet and a $1 million loss on the sale of a business. For the nine months ended September 30, 2015, the Company also recognized $2 million of net losses at the Turner segment related to the remeasurement of certain previously held investments upon the Turner segment’s acquisition of controlling interests in those investments as well as a $1 million loss at the Warner Bros. segment.

Venezuelan Foreign Currency Loss

For the nine months ended September 30, 2015, the Company recognized a pretax foreign exchange loss of $22 million, consisting of $17 million at the Turner segment and $5 million at the Warner Bros. segment, related to a change in the foreign currency exchange rate used by the Company for remeasuring its Venezuelan net monetary assets from the SICAD 2 rate to the Simadi rate. The Venezuelan foreign currency loss is included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Other

For the three and nine months ended September 30, 2016, Other includes external costs related to mergers, acquisitions or dispositions of $4 million and $9 million, respectively, consisting of $3 million and $4 million, respectively, at the Turner segment and $1 million and $2 million, respectively, at the Warner Bros. segment and, for the nine months ended September 30, 2016, $3 million at Corporate. For the three and nine months ended September 30, 2016, Other also includes $10 million of pension settlement charges at Corporate, and for the nine months ended September 30, 2016, $9 million of expenses at the Home Box Office segment related to Home Box Office’s withdrawal from a multiemployer benefit plan. For the three and nine months ended September 30, 2015, Other reflects external costs related to mergers, acquisitions or dispositions of $3 million and $8 million, respectively, consisting of $0 and $1 million, respectively, at the Turner segment, $2 million and $5 million, respectively, at the Warner Bros. segment and $1 million and $2 million, respectively, at Corporate. External costs related to mergers, acquisitions or dispositions, the pension settlement charges and the accrued pension withdrawal expenses are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Investment Gains (Losses), Net

For the three and nine months ended September 30, 2016, the Company recognized $57 million and $93 million, respectively, of investment gains, net, consisting of a $41 million gain for both periods associated with an agreement to dissolve a Home Box Office joint venture in the Netherlands, $18 million of gains and $44 million of losses, respectively, relating to fair value adjustments on warrants to purchase common stock of Central European Media Enterprises Ltd. (“CME”) held by the Company, $2 million of miscellaneous investment losses and $1 million of miscellaneous investment gains, respectively, and, for the nine months ended September 30, 2016, a $95 million gain in connection with financing transactions of CME. For the three and nine months ended September 30, 2015, the Company recognized $15 million of net investment gains and $70 million of net investment losses, respectively, consisting of $5 million and $110 million, respectively, of losses related to fair value adjustments on warrants to purchase common stock of CME held by the Company and $20 million and $40 million, respectively, of net miscellaneous investment gains. Investment losses, net are included in Other loss, net in the accompanying Consolidated Statement of Operations.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Amounts Related to the Separation of Time Warner Cable Inc.

For the three and nine months ended September 30, 2015, the Company recognized $4 million of losses related to payments made to Time Warner Cable Inc. (“TWC”) in accordance with a tax sharing agreement with TWC and, for the nine months ended September 30, 2015, the Company also recognized $4 million of losses related to changes in the value of a TWC tax indemnification receivable. These amounts have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Disposition of Warner Music Group

For the three and nine months ended September 30, 2016, the Company recognized $3 million and $4 million, respectively, of losses related to the disposition of WMG, primarily related to a legal settlement. These amounts have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Separation of Time Inc.

The Company recognized expenses of $5 million and $13 million for the three and nine months ended September 30, 2016, respectively, and $2 million and $7 million for the three and nine months ended September 30, 2015, respectively, primarily reflecting pension and other retirement benefit costs related to employees and former employees of Time Inc. These amounts have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Premiums Paid and Costs Incurred on Debt Redemption

For the three and nine months ended September 30, 2015, the Company recognized $21 million of premiums paid and costs incurred principally on the redemption of $313 million aggregate principal amount of its 5.875% Notes due 2016. For the nine months ended September 30, 2015, the Company also recognized $51 million of premiums paid and costs incurred on the purchase of $687 million aggregate principal amount of its 5.875% Notes due 2016 through a tender offer. The premiums paid and costs incurred on the debt redemptions were recorded in Other loss, net in the accompanying Consolidated Statement of Operations.

Items Affecting Comparability Relating to Equity Method Investments

For the three and nine months ended September 30, 2016, the Company recognized $1 million and $11 million of income, respectively, primarily related to net investment gains recorded by equity method investees and, for the nine months ended September 30, 2016, $150 million of losses related to the financing transactions with CME in 2016. For the three and nine months ended September 30, 2015, the Company recognized a $3 million asset impairment recorded by an equity method investee for both periods and $2 million of income and $1 million of losses, respectively, from discontinued operations recorded by an equity method investee. In addition, for the three months ended September 30, 2015, the Company recognized an $18 million reversal of an accrual related to government investigations recorded by an equity method investee. These amounts have been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability using the effective tax rate for the item. The estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the item and the applicable tax jurisdiction for the item. Also included in the income tax impact for the three and nine months ended September 30, 2016 is a tax benefit of approximately $19 million related to the settlement of Netherlands tax liabilities associated with the repayment of the CME’s Senior Secured Notes due 2017 and the term loan Time Warner provided to CME in 2014.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Free Cash Flow to Cash Provided by Operations from Continuing Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cash provided by operations from continuing operations	$1,571	$1,201	$3,544	$3,001
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	3	1	13	9
Add excess tax benefits from equity instruments	19	21	59	141
Less capital expenditures	(108)	(96)	(270)	(250)
Less principal payments on capital leases	(4)	(3)	(11)	(8)

Free Cash Flow	$1,481	$1,124	$3,335	$2,893